Exhibit 99.1

FOR IMMEDIATE RELEASE Teton Energy Corporation 410 17th Street, Suite 1850 Denver, CO 80202-4444

Company contact:
Gillian Kane
(303) 565-4600 ext. 101
gkane@teton-energy.com
www.teton-energy.com

Teton Energy Board of Directors Approves 2006 Capital Budget

DENVER - (PR Newswire) - December 14, 2005 - Teton Energy Corporation (AMEX: TEC), an independent oil and natural gas producer with operations focused on the acquisition, exploration, and development of North American properties, today announced that its Board of Directors has authorized a preliminary $12 million 2006 capital expenditure budget.

Teton’s 2006 capital budget will cover the Company’s two Rocky Mountain projects, a 25% working interest in 6,300 acres in the Piceance Basin and 100% working interest in approximately 192,000 acres in the Eastern Denver-Julesburg Basin. The Piceance Gas Resources LLC partnership (Teton Energy- 25%, Delta Petroleum- 25%, and Orion Energy Partners- 50%) plans to drill approximately 20 wells in 2006 and complete a road which will provide additional year round drilling capability. In the Eastern Denver-Julesburg Basin acreage, the Company currently plans to drill a minimum of five wells beginning the first quarter of 2006.

The capital budget will be funded from cash on hand, cash from operations, and, if necessary, from debt or equity financing. If an acquisition is made in 2006, it will be financed as a supplemental transaction to the authorized capital budget.

The final budget will be authorized by December 31, 2005.

About Teton Energy Corporation

Denver-based Teton Energy Corporation is an independent oil and gas exploration and production company with operations in the Rocky Mountain region of the U.S. The Company's common stock trades as TEC on the American Stock Exchange. More information about the Company is available on the Company's website, www.teton-energy.com, and through additional press releases as the projects develop.

Forward-Looking Statements
This news release may contain certain forward-looking statements, including declarations regarding Teton and its subsidiary's expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained herein are based upon information available to Teton's management as at the date hereof and actual results may vary based upon future events, both within and without the control of the Teton's management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that additional acquisitions may have on the company and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, governmental regulations and other factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission. More information about potential factors that could affect the Company's operating and financial results is included in Teton's annual report on Form 10-K for the year ended December 31, 2004. Teton’s disclosure reports are on file at the Securities and Exchange Commission and can be viewed on Teton's website at www.teton-energy.com. Copies are available without charge, upon request from the Company.